Exhibit 3.6

CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SONIC AUTOMOTIVE, INC.

Sonic Automotive, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

    FIRST:        The name of the Corporation is Sonic Automotive, Inc.

SECOND:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly adopted by the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware and the Amended and Restated Certificate of Incorporation of the Corporation.

THIRD:    This Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation has been duly approved by the required vote of the stockholders of the Corporation at the annual meeting of stockholders duly called and held on May 15, 2023, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware.

FOURTH:    The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article VIII thereof in its entirety and inserting the following as Article VIII in lieu thereof:

“ARTICLE VIII

Limitation of Liability

To the fullest extent permitted by the General Corporation Law of the State of Delaware, no director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except that the foregoing provision shall not eliminate or limit the liability of (i) a director or officer for any breach of such director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the General Corporation Law of the State of Delaware, (iv) a director or officer for any transaction from which such director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the Corporation. If the General Corporation Law of the State of Delaware hereafter is amended to authorize the further elimination or limitation on personal liability of directors or officers, then the liability of a director or officer of the Corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any amendment to, modification of, or repeal of this Article VIII by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing hereunder with respect to any act or omission of such director or officer occurring prior to such amendment, modification or repeal.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 16th day of May, 2023.

SONIC AUTOMOTIVE, INC.

By: /s/ STEPHEN K. COSS
Name:    Stephen K. Coss
Title:    Senior Vice President,
    General Counsel and Secretary